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                                                                      EXHIBIT 21





               Texas Equipment Corporation's List of Subsidiaries

Names of Subsidiaries                              State of Incorporation
---------------------                              ----------------------

Texas Equipment Co., Inc.                          Texas
New Mexico Implement Company, Inc.                 New Mexico